Unique Fabricating Expects 2016 Revenue of $160 - $163 million, Adjusted EPS of $0.84 to $0.87 and Adjusted EBITDA of $18.0 - $18.5 million

Company reaffirms full year 2015 guidance; Board declares $0.15 quarterly dividend

Fourth quarter and year-end 2015 earnings conference call to be held March 2nd at 9:00 a.m. ET

AUBURN HILLS, Mich., February 16, 2016-- Unique Fabricating, Inc. ("Unique") (NYSE MKT: UFAB), which engineers and manufactures multi-material foam, rubber, and plastic components utilized in noise, vibration and harshness management for the automotive and industrial appliance market, today provided a preliminary outlook for 2016 and reaffirmed its outlook for full-year 2015.
2016 Guidance Metrics

•	Full year 2016 revenue of $160 million to $163 million

•	Full year 2016 adjusted diluted earnings per share of $0.84 to $0.87

•	Full year 2016 adjusted EBITDA of $18.0 million to $18.5 million

John Weinhardt, Unique Fabricating’s Chief Executive Officer said, “In 2016 we expect the impact of a number of strategic and operational initiatives to drive top line growth and provide us with strong and sustainable profit margins. We have good visibility into our business and we are confident that growing demand from automotive manufacturers for greater fuel efficiency and quieter vehicles will continue to support our long term growth prospects.”

Based on preliminary unaudited information, management confirmed that revenues and adjusted diluted earnings per share for 2015 will be in line with previously issued guidance.

Declaration of Dividends

On February 11, 2016, Unique Fabricating, Inc.'s Board of Directors approved payment of a quarterly cash dividend of $0.15 per share. The dividend will be paid on March 7, 2016 to shareholders of record as of the close of business on February 29, 2016.

Quarterly Results Conference Call

Unique will host a conference call and live webcast to discuss fourth quarter and full-year 2015 results at 9:00 a.m. Eastern Time on Wednesday, March 2, 2016. To access the call, please dial 1-888-428-9473 (toll-

free) or 1-719-325-2402 and reference conference ID 2488618. The conference call will also be webcast live on the Investor Relations section of the company's website at http://uniquefab.investorroom.com/.

A replay of the call will be available from 12:00 p.m. ET on March 2, 2016 until 11:59 p.m. ET on March 9, 2016 by dialing 1-877-870-5176 (United States) or 1-858-384-5517 (international) and using pin number 2488618.

A replay of the webcast will be available on the Investor Relations section of the Company's website for at least 90 days.

About Unique Fabricating, Inc.
Unique Fabricating, Inc. (NYSE MKT: UFAB) engineers and manufactures components for customers in the automotive and industrial appliance market. The Company's solutions are comprised of multi-material foam, rubber, and plastic components and utilized in noise, vibration and harshness (NVH) management, acoustical management, water and air sealing, decorative and other functional applications. Unique leverages proprietary manufacturing processes including die cutting, thermoforming, compression molding, reaction injection molding, and fusion molding to manufacture a wide range of products including air management products, heating ventilating and air conditioning (HVAC), seals, fender stuffers, air ducts, acoustical insulation, door water shields, gas tank pads, light gaskets, topper pads, mirror gaskets and glove box liners. The Company is headquartered in Auburn Hills, Michigan. For more information, visit http://www.uniquefab.com/.
About Non-GAAP Financial Measures
This release refers to projections of Adjusted EBITDA and Adjusted Diluted Earnings Per Share to provide a supplemental measure of our operating performance. We believe that Adjusted EBITDA and Adjusted Diluted Earnings Per Share, which are non-GAAP financial measures, are useful performance measures used by us to facilitate a comparison of our operating performance and earnings on a consistent basis from period-to-period and to provide for a more complete understanding of factors and trends affecting our business than measures under generally accepted accounting principles in the United States of America (GAAP) can provide alone. Our board and management also use Adjusted EBITDA as one of the primary methods for planning and forecasting overall expected performance and for evaluating on a quarterly and annual basis actual results against such expectations, and as a performance evaluation metric in determining achievement of certain compensation programs and plans for Company management. Adjusted EBITDA and Adjusted Diluted Earnings Per Share, as referred in this press release, as presented by us in past disclosures have included, and we expect will include, costs such as non-cash stock awards, one-time non-recurring type costs, transaction fees, and restructuring expenses. These non-GAAP financial measures may have limitations as analytical tools, and these measures should not be considered in isolation as a substitute for analysis of Unique’s results as reported under GAAP.
Safe Harbor Statement
This press release contains statements that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to risks and uncertainties. These forward-looking statements, are based on current expectations. All such forward-looking statements are based on management’s present expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, those discussed in our Prospectus, dated June 30, 2015 filed with the Securities and Exchange Commission pursuant to Rule 424(b) and in particular the Section entitled “Risk Factors” of the Prospectus, as well as any updates to those risk factors filed from time to time in our periodic and current reports filed with the SEC. All statements contained in this press release are made as of the date of this press release, and Unique Fabricating does not intend to update this information, unless required by law.

Investor Contact: Hayden IR
Brett Maas/Rob Fink
646-536-7331/646-415-8972
ufab@haydenir.com